Exhibit 8

[Letterhead of Goodsill Anderson Quinn & Stifel LLP]

December 10, 2003

Hawaiian Electric Company, Inc.

Maui Electric Company, Limited

Hawaii Electric Light Company, Inc.

900 Richards Street

Honolulu, Hawaii 96813

HECO Capital Trust III

c/o The Bank of New York

101 Barclay Street, 8W

New York, New York 10286

Re:	HECO Capital Trust III’s issuance and sale of 4,000,000

Cumulative Quarterly Income Preferred Securities

Ladies and Gentlemen:

We have acted as counsel with respect to federal income tax matters to Hawaiian Electric Company, Inc., a Hawaii corporation (“HECO”), its subsidiaries, Maui Electric Company, Limited, a Hawaii corporation (“MECO”) and Hawaii Electric Light Company, Inc., a Hawaii corporation (“HELCO” and, together with HECO and MECO, the “Companies”), and HECO Capital Trust III, a statutory trust created under the Business Trust Act of the state of Delaware (the “Trust”), in connection with the preparation and filing by the Companies and the Trust with the Securities and Exchange Commission of a Registration Statement on Form S-3 (the “Registration Statement”) 1 under the Securities Act of 1933 with respect to the issuance and sale of (i) 4,000,000 Cumulative Quarterly Income Preferred Securities, liquidation preference $25 per preferred security of the Trust (the “QUIPS”), (ii) $100 million aggregate principal amount of the Companies’ Junior Subordinated Deferrable Interest Debentures (the “QUIDS”), (iii) HECO’s guarantee with respect to the QUIPS (the “Trust Guarantee”), and (iv) HECO’s guarantees of the QUIDS of MECO and HELCO (the “Subsidiary Guarantees”).

[1]	Capitalized terms used but not defined herein have the meanings ascribed to them in the Registration Statement.

Hawaiian Electric Company, Inc.

Maui Electric Company, Limited

Hawaii Electric Light Company, Inc.

HECO Capital Trust III

December 10, 2003

In rendering our opinions, we have reviewed and relied upon (i) the facts set forth in the Registration Statement, (ii) the Trust Agreement and the forms the Amended and Restated Trust Agreement, the HECO Junior Indenture, the MECO Junior Indenture, the HELCO Junior Indenture, the QUIPS, the QUIDS, the Trust Guarantee and the Expense Agreement, each filed as an exhibit to the Registration Statement, and (iii) certain representations made by officers of the Companies.

On the basis of the foregoing, and assuming that the Trust is duly formed and will be maintained in compliance with the terms of the Amended and Restated Trust Agreement, we hereby confirm our opinions set forth in the Registration Statement under the caption “Certain United States Federal Income Tax Considerations,” subject to the qualifications set forth therein.

We express no opinion with respect to the transactions described in the Registration Statement other than as expressly set forth herein. Moreover we note that our opinions are not binding on the Internal Revenue Service or the courts, either of which could take a contrary position. Nevertheless, we believe that if challenged, the opinions set forth in the Registration Statement would be sustained by a court with jurisdiction in a properly presented case.

Our opinions are based upon the Internal Revenue Code of 1986, as amended, the Treasury regulations promulgated thereunder, and other relevant authorities, all as in effect on the date hereof. Consequently, future changes in the law may cause the tax treatment of the transactions referred to herein to be materially different from that described in the Registration Statement.

We hereby consent to the use of our name in the Registration Statement and to the filing of this letter as an exhibit to the Registration Statement. In giving this consent, however, we do not hereby admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 and the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ Goodsill Anderson Quinn & Stifel
A Limited Liability Law Partnership LLP